EXHIBIT 99.10

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

August 18, 2004

Board of Directors

Ocular Sciences, Inc.

1855 Gateway Boulevard

Suite 700

Concord, California 94520

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of The Cooper Companies, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of The Cooper Companies, Inc. and Ocular Sciences, Inc., which is part of the Registration Statement, of our opinion dated July 28, 2004, appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary - Opinions of Financial Advisors”, “The Merger - Background of the Merger”, “The Merger - Reasons for the Merger - Ocular”, and “The Merger - Opinion of Financial Advisor - Ocular.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KENT COULING

Kent Couling Vice President